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                                                                    EXHIBIT 1(d)

                          ARTICLES SUPPLEMENTARY TO THE

                          ARTICLES OF INCORPORATION OF

                   MERRILL LYNCH GLOBAL ALLOCATION FUND, INC.

         MERRILL LYNCH GLOBAL ALLOCATION FUND, INC. (hereinafter called the "Corporation"), a Maryland corporation, registered as an open-end investment company under the Investment Company Act of 1940 and having its principal office in the City of Baltimore, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Board of Directors of the Corporation at a meeting duly convened and held on July 12, 1993, adopted a resolution in accordance with
Section 2-105(c) of the General Corporation Law of Maryland, to increase the total number of shares of capital stock of the Corporation. The capital stock shall be classified into two classes, consisting of TWO HUNDRED MILLION (200,000,000) shares of Class A Common Stock with the par value of Ten Cents ($0.10) per share and of the aggregate par value of Twenty Million Dollars ($20,000,000) and FOUR HUNDRED MILLION (400,000,000) shares of Class B Common Stock with the par value of Ten Cents ($0.10) per share and of the aggregate par value of Forty Million Dollars ($40,000,000).

         SECOND: The total number of shares of all classes of capital stock of the Corporation heretofore authorized, and the number and par value of the shares of each class, are as follows:

         Three Hundred Million (300,000,000) shares of capital stock of the par value of Ten Cents ($0.10) per share and of the aggregate par value of Thirty Million Dollars ($30,000,000), classified into two classes consisting of ONE HUNDRED MILLION (100,000,000) shares of Class A Common Stock with the par value of Ten Cents ($0.10) per share and of the aggregate par value of Ten Million Dollars ($10,000,000) and TWO HUNDRED MILLION (200,000,000) shares of Class B Common Stock with the par value of Ten Cents ($0.10) per share and of the aggregate par value of Twenty Million Dollars ($20,000,000).

         THIRD: The total number of shares of all classes of capital stock of the Corporation as increased, and the number and par value of the shares of each class, are as follows:

         The total number of shares of capital stock which the Corporation shall have the authority to issue shall
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         consist of SIX HUNDRED MILLION (600,000,000) shares of the par value of
         Ten Cents ($0.10) per share and of the aggregate par value of Sixty Million Dollars ($60,000,000) divided into TWO HUNDRED MILLION (200,000,000) shares of Class A Common Stock with the par value of Ten Cents ($0.10) per share and of the aggregate par value of Twenty
         Million Dollars ($20,000,000) and FOUR HUNDRED MILLION (400,000,000) shares of Class B Common Stock with the par value of Ten Cents ($0.10) per share and of the aggregate par value of Forty Million Dollars ($40,000,000).

         FOURTH: The aforesaid action by the Board of Directors was taken pursuant to authority and power contained in the Amended and Restated Articles of Incorporation of the Corporation.

         IN WITNESS WHEREOF, MERRILL LYNCH GLOBAL ALLOCATION FUND, INC. has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on July 13, 1993.



                                                    MERRILL LYNCH GLOBAL
                                                     ALLOCATION FUND, INC.

                                                    By:  /s/ Arthur Zeikel
                                                       -------------------------
                                                             Arthur Zeikel
                                                             President

Attest:

/s/ Michael J. Hennewinkel
-----------------------------
    Michael J. Hennewinkel
    Secretary


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